FOR IMMEDIATE RELEASE

Contact: Edward M. Hurwitz
         Vice President and Chief Financial Officer
         (408)731-5000


                    AFFYMETRIX, INC. REPORTS THIRD QUARTER RESULTS

SANTA CLARA, CA, OCTOBER 24, 1997. Affymetrix, Inc. (Nasdaq: AFFX) today reported a net loss of $5.3 million, or $0.23 per share, on revenue of $5.0 million for the quarter ended September 30, 1997, compared to a net loss of $2.6 million, or $0.11 per share, on revenue of $2.7 million for the quarter ended September 30, 1996. For the first nine months of 1997, the Company reported a net loss of $15.4 million, or $0.68 per share, on revenue of $12.6 million, compared to a net loss of $10.3 million, or $0.53 per share, on revenue of $6.4 million for the first nine months of 1996. The increase in revenue for the three and nine months ended September 30, 1997, compared to the respective periods for 1996 resulted from increases in contract and grant revenue and product sales. The Company's future financial results may fluctuate significantly due to increased spending, the amount and timing of contract and grant revenue, and the mix of products sold.

Operating expenses increased to $11.6 million for the quarter ended September 30, 1997, compared to $7.0 million for the same period in 1996. For the first nine months of 1997, operating expenses increased to $32.0 million, compared to $19.5 million for the same period in 1996. The increase in operating expenses for the three and nine month periods ended September 30, 1997, compared to the respective periods in 1996, resulted primarily from the Company's expansion of research activities and increases in general and administrative expenses, including increases in marketing, business development and legal costs.

As of September 30, 1997, the Company had cash, cash equivalents and short-term investments of $85.2 million. The Company's initial public offering in 1996 generated net proceeds of $85.1 million from the sale of 6.2 million shares. The Company had 22.7 million shares of common stock outstanding at September 30, 1997.

During the quarter ended September 30,1997, Affymetrix launched its GeneChip-Registered Trademark- p53 assay for research applications. The GeneChip p53 assay is the first commercially available DNA probe array-based product capable of analyzing the full-length coding sequence of the human p53 tumor suppressor gene, a gene that is believed to be mutated in greater than 50% of all human cancers. Affymetrix also signed three new agreements during the quarter. In August 1997, Affymetrix and F. Hoffmann-La Roche Ltd. entered into a subscription-based EasyAccess-TM-


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supply agreement under which Roche has broad access to both custom and standard
GeneChip expression probe arrays and GeneChip instrumentation for simultaneous monitoring of the expression of thousands of genes. In addition, Roche has access to commercially available genotyping and resequencing applications.
Also, in August 1997, Affymetrix entered into a supply agreement with the Parke-Davis division of the Warner-Lambert Company to supply Parke-Davis with GeneChip instrumentation, software and custom and standard DNA probe arrays. In July 1997, Affymetrix entered into an agreement to supply Pfizer, Inc. with GeneChip instrumentation, software and custom DNA probe arrays. In exchange for supplying Pfizer with its GeneChip technology, the Company will receive certain up-front payments and may receive certain preclinical, clinical and commercial milestone payments. In addition, Affymetrix has supply or collaborative agreements with bioMerieux Vitek, Inc., Bristol-Myers Squibb Company, Genetics Institute, Inc., Glaxo Wellcome plc, Hewlett-Packard Company, Hoechst Marion Roussel, Inc., Incyte Pharmaceuticals, Inc., Merck & Co., Millennium Pharmaceutical, Inc., Pioneer Hi-Bred International, Inc. and OncorMed, Inc.

Affymetrix, Inc. has developed and intends to establish its GeneChip system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, reagents for use with the probe arrays, a scanner and other instruments to process the probe arrays, and software to analyze and manage genetic information.

All statements in this press release that are not historical are forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, uncertainties relating to technological approaches, product development, manufacturing and market acceptance, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection. These and other risk factors are discussed in Affymetrix' Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on October 17, 1997, and in periodic reports filed with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 1996 and quarterly report on Form 10-Q for the quarter ended June 30, 1997, as filed on August 14, 1997. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Affymetrix, GeneChip and the Affymetrix logo are registered trademarks of Affymetrix, Inc.


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                                   AFFYMETRIX, INC.
                          CONDENSED STATEMENTS OF OPERATIONS
                       (In thousands, except per share amounts)
                                     (Unaudited)



                                             Three Months Ended             Nine Months Ended
                                                 September 30,                 September 30,
                                          -----------------------       -----------------------
                                            1997           1996           1997           1996
                                          --------       --------       --------       --------
Revenue:
  Product                                $  1,046         $  401       $  2,408       $    858
  Contract and grant                        3,962          2,250         10,150          5,508
                                          --------       --------       --------       --------
       Total revenue                        5,008          2,651         12,558          6,366

Costs and expenses:
  Cost of product revenue                     907            382          2,751          1,089
  Research and development                  6,725          4,533         19,804         12,843
  General and administrative                3,980          2,058          9,426          5,608
                                          --------       --------       --------       --------
       Total operating expenses            11,612          6,973         31,981         19,540
                                          --------       --------       --------       --------

Loss from operations                       (6,604)        (4,322)       (19,423)       (13,174)

Interest income, net                        1,297          1,743          3,984          2,897
                                          --------       --------       --------       --------

Net loss                                 $ (5,307)      $ (2,579)      $(15,439)      $(10,277)
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------

Net loss per share (1)                   $  (0.23)      $  (0.11)      $  (0.68)      $  (0.53)
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------

Shares used in computing net
  loss per share (1)                       22,648         22,449         22,612         19,337
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------


    (1) The nine months ended September 30, 1996 give effect to the conversion of convertible preferred shares into common shares upon the completion of the initial public offering in June 1996.


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                                   AFFYMETRIX, INC.
                               CONDENSED BALANCE SHEETS
                                    (In thousands)


                                               September 30,    December 31,
                                                  1997              1996
                                             ---------------    -------------
ASSETS                                          (Unaudited)

Current assets:
  Cash, cash equivalents and short-term
    investments                             $   85,219         $   108,982
  Accounts receivables                           3,845               1,888
  Inventories                                    3,025               1,901
  Other current assets                             947                 523
                                             ---------------    -------------
    Total current assets                        93,036             113,294

Net property and equipment                      14,344               5,397

Other assets                                       787                 169
                                             ---------------    -------------
                                            $  108,167         $   118,860
                                             ---------------    -------------
                                             ---------------    -------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities  $    9,786         $     5,626

Noncurrent portion of capital lease
  obligation                                       567                 741

Shareholders' equity:
  Common stock                                 158,821             158,687
  Accumulated deficit                          (60,182)            (44,743)
  Other                                           (825)             (1,451)
                                             ---------------    -------------
    Total shareholders' equity                  97,814             112,493
                                             ---------------    -------------
                                            $  108,167         $   118,860
                                             ---------------    -------------
                                             ---------------    -------------


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